Exhibit 99

Subject: Providing an update on my health

To: All Accenture People

I am writing to let you know that I was very recently diagnosed with breast cancer. The good news is that the prognosis from my doctor is excellent; the cancer was caught early, and my condition is curable. In addition, a PET scan confirmed that there is no evidence of cancer elsewhere in my body.

I will undergo surgery next week, and the expected treatment afterwards is radiation. Treatment is likely to last 12 to 16 weeks. I have been advised that I will be able to work substantially as normal, leading the day-to-day operations of the company throughout this process. I will, however, curtail my travel during this period. The Board has been briefed and is fully supportive.

We have an incredible Global Management Committee, supported by our amazing teams around the world. I am confident that we will continue to do what we do best – deliver 360° value for our clients, people, shareholders, partners and communities.

As always, I am grateful for all you do each day for our clients and each other.

Best regards,

Julie